                                                                 EXHIBIT 99(iii)

FOR FURTHER INFORMATION:
------------------------

AT THE COMPANY:                             AT THE FINANCIAL RELATIONS BOARD:
Elaine Bacon                                Bill Schmidle, Analyst Inquiries
513-489-5400                                312-640-6753
shinfo@cnmw.com                             Karl Plath, General Inquiries
                                            312-640-6738

FOR IMMEDIATE RELEASE

                     COURT APPROVES ASSET PURCHASE AGREEMENT

CINCINNATI, APRIL 8, 1997--CINCINNATI MICROWAVE, INC. (NASDAQ: CNMWQ) announced today that the previously announced sale of substantially all of the assets of the Company's radar detector business and its real property to Escort Acquisition Corp. for $10.9 million plus the aggregate amount of certain interim advances was approved yesterday by the United States Bankruptcy Court for the Southern District of Ohio, Western Division. Escort Acquisition Corp. is a company owned by Matthew Coleman, a Chicago-area businessman. The parties anticipate that the transaction will close on Thursday, April 10, 1997.

The Company is continuing its efforts to find purchasers for its phone and modem businesses, and to determine whether a plan of reorganization is possible. To date, it appears that, even if the Company is able to reorganize and emerge from bankruptcy proceedings, there is little likelihood that any plan of reorganization would provide any value, or more than only minimum value, to its existing shareholders.

At the present time, the Company is unable to complete its Annual Report on Form 10-K and its quarterly reports that will be due on Form 10-Q in a timely fashion. In lieu of filing those reports with the Securities and Exchange Commission, the Company will be filing copies of the Financial Reports that it is required to file with the United States Bankruptcy Court for the Southern District of Ohio, Western Division, each month under cover of Form 8-K within ten days of filing the Financial Reports with the Bankruptcy Court. On April 4, 1997, the Company filed its Financial Reports with the Bankruptcy Court for its operations during the period ended February, 1997. The Financial Reports consist of the following: (i) Operating Statement, (ii) Balance Sheet, (iii) Summary of Operations, (iv) Monthly Cash Statement, and (iv) Statement of Compensation.

Cincinnati Microwave designs, manufactures and markets ultrahigh frequency and microwave wireless communications products. The Company's product lines include radar warning devices, digital spread spectrum cordless telephones and wireless data modems for use on the Cellular Digital Packet Data (CDPD) network.

         ADDITIONAL INFORMATION ON THE COMPANY, ITS PRODUCTS AND MARKETS
             CAN BE OBTAINED FROM THE COMPANY'S WORLDWIDE WEB SITE:
               HTTP://WWW.CNMW.COM/WELCOME.HTM. INFORMATION ABOUT
                 CINCINNATI MICROWAVE ALSO IS AVAILABLE, FREE OF
                    CHARGE VIA FAX, BY DIALING 1-800-PRO-INFO
                          AND USING TICKER SYMBOL CNMW.

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